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                                                                    Exhibit 3.9





                               UMBRELLA AGREEMENT
                        RELATING TO THE PURCHASE AND SALE
                        OF CERTAIN BUSINESSES AND ASSETS

                                     between

                             (1) INTEL CORPORATION;

                                       and

                                 (2) OLICOM A/S;




















                INTEL CORPORATION-OLICOM A/S - Umbrella Agreement


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THIS AGREEMENT is made the 30th day of September 1999

BETWEEN:

(1) INTEL CORPORATION OF 2200 MISSION COLLEGE BOULEVARD, CA 95052, U.S.A. (the "PRINCIPAL PURCHASER"); and

(2) OLICOM A/S, REG.NO. A/S 101.733, NYBROVEJ 114, 2800 LYNGBY, DENMARK (the "DANISH SELLER"); with the adherence of

(3) OLICOM POLAND SP. Z O.O., STOWACKIEGO 173, GDANSK - WRZESZCZ, POland (the "POLISH SELLER");

(each a "PARTY" and together, the "PARTIES")

IT IS AGREED as follows:


1.       DEFINITIONS AND INTERPRETATION

1.1 All terms defined in Schedule A shall have the meaning specified therein when used in this Umbrella Agreement or in any of the Transaction Agreements unless a specific separate definition is contained therein.

1.2 Unless the context requires otherwise words in the singular include the plural and vice versa and words for any gender shall include all genders. Reference to persons includes a body corporate.

1.3 Other than in the case of any warranties, reference to any legislation includes a reference to any amending legislation, directives or orders made further to it and includes consolidations or amendments or modifications or re-enactments.

1.4 The headings are inserted for convenience only and shall not affect the construction of this Umbrella Agreement.

1.5 Unless otherwise stated a reference to a clause or a schedule or a party is a reference to a clause in or a schedule or a party to this Umbrella Agreement.

1.6 Reference to writing includes any method of reproducing words in a legible and non-transitory form.

1.7 Unless the context requires otherwise any period of time from a specified date or day shall be calculated exclusive of that date or day.

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1.8      The Parties have participated jointly in the negotiation and drafting of this Umbrella Agreement and the schedules and exhibits hereto. In the event of any ambiguity or question of intent or interpretation arises, this Umbrella Agreement or any schedule or exhibit hereto shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Umbrella Agreement or any schedule or exhibit hereto.

1.9 Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

1.10 Any reference to this Umbrella Agreement and to the Transaction Agreements shall be deemed to include a reference to all schedules and exhibits hereto and thereto.

1.11 Anything reasonably identified in the Disclosure Volume shall be deemed adequate to disclose an exception to a representation or warranty made herein or in any of the Transaction Agreements.

1.12 The Principal Purchaser acknowledges the existence of an agreement between the Danish Seller and Madge Networks N.V. relating inter alia to the grant by the Danish Seller of a non-exclusive license to Madge Networks N.V. relating to certain parts of the Base IP and to one assigned provisional patent application,

1.13 Any statement in this Umbrella Agreement and in the Transaction Agreements which is qualified by the expression "to the best of knowledge" or "as far as the Danish Seller is aware" or any similar expression shall mean the actual knowledge, information, and belief of the following executives of Niels Christan Furu, Chief Executive Officer; Per Larsen, Executive Vice President Global Sales and Marketing and Chief Executive Officer, Olicom lnc.: Niels Jorgensen, Former Chief Technical Officer; Lars Larsen, Chief Financial Officer:
         Per Friis, Vice President of Operations; Niels Christian Gjellerup, Vice President Business Operations; Mette Fogt, Director of Legal Affairs; and Mr. Pankiewicz, CEO of the Polish Seller, provided that the knowledge of Mr. Pankiewicz shall only be deemed relevant up to the Polish Completion.


2.       SCOPE OF AGREEMENT

2.1 This Umbrella Agreement governs and sets out the principal terms and conditions relating to the Sellers' sale and transfer of the Businesses to the Purchasers. The detailed terms and conditions of the sale and transfer of the individual parts of the Businesses are set out in the Transaction Agreements. In the event of a conflict between the terms and conditions in this Umbrella Agreement and the terms and conditions in any of the Transaction Agreements, the Umbrella Agreement shall prevail.

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2.2      It is the mutual intention of the Parties, that upon the consummation of the transactions contemplated by this Umbrella Agreement and by each of the Transaction Agreements, the Purchasers shall have become the sole and unrestricted proprietor of the Businesses, the FE Patents and the Remaining FE IP and a non-exclusive licensee of the Base IP.

2.3 Unless expressly stated in this Umbrella Agreement or in any of the Transaction Agreements the Purchasers shall not assume any of the Liabilities. The Danish Seller agrees to indemnify and keep the Purchasers harmless from and against any and all loss, cost and expense relating to or arising out of any of the Liabilities not expressly assumed by any of the Purchasers. For the avoidance of doubt, the mention of or reference to any Liability in this Umbrella Agreement, or any of the Transaction Agreements (including without limitation the representations and warranties herein or thereto or any of the Disclosure Volume) shall not be construed as an agreement by any Purchaser to assume and/or discharge any such Liability unless otherwise expressly stated herein or therein.

2.4 In the event of any inconsistency between any of the Agreements or in the event of any dispute among the Parties to this Umbrella Agreement or any of the Transaction Agreements, it is the intention of the Parties that any such inconsistency or dispute shall be resolved consistently with the main objects and principles expressed in Clauses 2.1, 2.2 and 2.3 of this Umbrella Agreement. Simultaneously with the execution of this Umbrella Agreement, the Parties indicated below have executed the agreements specified:

         2.5.1 The Danish Business Agreement between the Danish Seller and the Danish Purchaser, relating to the sale and transfer of the Danish Business, Schedule B.

         2.5.2 The Danish FE Patents Agreement between the Danish Seller and Dialogic relating to the sale and transfer of the Danish FE Patents, Schedule C.

         2.5.3 The Danish Remaining FE IP Agreement between the Danish Seller and the Principal Purchaser, Schedule D.

         2.5.4. The Danish Base IP Agreement between the Danish Seller and the Principal Purchaser, Schedule E.

         2.5.5 The Polish FE Patents Agreement between the Polish Seller and Dialogic relating to the sale and transfer of the Polish FE Patents, Schedule G.

         2.5.6. The Polish Remaining FE IP Agreement between the Polish Seller and the Principal Purchaser, Schedule H.

         2.5.7 The Polish Base IP Agreement between the Polish Seller and the Principal Purchaser, Schedule 1.

         2.5.8 The FE IP Grant Back License Agreement between Principal Purchaser and the Danish Seller, Schedule J.
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         2.5.9    The Warranty Support Services Agreement between the Danish
                  Purchaser and the Danish Seller, Schedule K.

         2.5.10 The First Danish Hold Back Escrow Agreement between the Danish Purchaser and the Danish Seller, Schedule B.1.

         2.5.11 The Second Danish Hold Back Escrow Agreement between the Danish Purchaser and the Danish Seller, Schedule B.2.

         2.5.12 The First Danish Conditional Escrow Agreement between the Danish Purchaser and the Danish Seller, Schedule B.3.

         2.5.13 The Second Danish Conditional Escrow Agreement between the Danish Purchaser and the Danish Seller, Schedule B.4.

         2.5.14 The Sublease Agreement between the Danish Purchaser and the Danish Seller. Schedule B.10.

         2.5.15 The Service Agreement between the Danish Purchaser and the Danish Seller, Schedule B.6.

         2.5.16 The Polish Hold-Back Escrow Agreement between the Principal Purchaser and the Polish Seller, Schedule F.1.

         2.5.17 The Intel Guaranty issued by the Principal Purchaser, Schedule B.11.

2.6 The Principal Purchaser agrees to procure the incorporation of the Polish Purchaser without undue delay and pursuant hereto to procure the execution by the Polish Purchaser of the Polish Business Agreement between the Polish Seller and the Polish Purchaser, relating to the sale and transfer of the Polish Business in the same or substantially the same form as Schedule F. Furthermore, the Principal Purchaser agrees to use reasonable commercial efforts to procure the consummation by the Polish Purchaser of the transactions contemplated by the Polish Business Agreement without undue delay.

2.7 The Danish Seller agrees to procure the execution by the Polish Seller of the Polish Business Agreement between the Polish Seller and the Polish Purchaser, relating to the sale and transfer of the Polish Business in the same or substantially the same form as Schedule F. Furthermore, the Danish Seller agrees to use reasonable commercial efforts to procure the consummation by the Polish Seller of the transactions contemplated by the Polish Business Agreement without undue delay.

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3.       COMPLETION

3.1 The completion of the transactions contemplated by this Umbrella Agreement shall be governed by the relevant Transaction Agreements.

3.2 In the event that (a) the Polish Business Agreement cannot be executed by any of the respective parties thereto or (b) any of the transactions contemplated by the Polish Business Agreement cannot be consummated on or before 31 December 1999, then the Danish Seller and the Principal Purchaser undertake to use all reasonable efforts to procure either (i) that such execution and consummation is accomplished without undue delay or (ii) that the transactions contemplated by the Danish Business Agreement shall be replaced by one or more other transactions capable of facilitating the same or substantially the same results, such other transaction(s) to be consummated by the Danish Seller and the Principal Purchaser, or their respective affiliates, without undue delay. The foregoing sentence shall not apply, however, in case of a material breach for the whole transaction by a Party to the Umbrella Agreement or its affiliate of any of the representations, warranties, agreements and undertakings in this Umbrella Agreement or in any of the Transaction Agreements.

3.3 Each Purchaser may waive any requirement or condition contained in this Umbrella Agreement or in any of the respective Transaction Agreements or may waive such requirement or condition on condition that the relevant Sellers give on the relevant date of completion a written undertaking to the relevant Purchaser in a form reasonably required by such Purchaser.

3.4 The Parties agree to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Umbrella Agreement and by each of the Transaction Agreements.


4.       CONDITIONS FOR COMPLETION

4.1 The obligations of the Principal Purchaser to perform its obligations pursuant to this Umbrella Agreement and/or any of the Transaction Agreements is subject to satisfaction of each of the following conditions:

         (1) No unfavorable injunction, judgement, order, decree, ruling, or charge by any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator would: (A) prevent to any material extent the consummation of any of the transactions contemplated by this Umbrella Agreement; or (B) save for clause 7.7, cause any of the transactions contemplated by this Umbrella Agreement to be rescinded to any material extent following consummation.

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         (2)      The Danish Seller and/or the Polish Seller shall have taken all of the following action required or reasonably advisable for them to take in connection with the consummation of the transactions contemplated hereby:

                  (i) Approval of this Umbrella Agreement and each of the Transaction Agreements by the Danish Seller's board of directors and, if decided by the Danish Seller, by a shareholders' meeting;

                  (ii) Approval of the Polish Transaction Agreements by the Polish Seller's board of directors.

4.2 The obligations of the Purchasers to perform their respective obligations pursuant to the Danish Transaction Agreements and the Polish Transaction Agreements (with the exception of the Polish Business Agreement) shall be subject to the simultaneous consummation of all transactions contemplated thereby.

4.3 The obligations of the Polish Purchaser to perform its obligations pursuant to the Polish Business Agreement (and of the Principal Purchaser pursuant to Clause 3.2 herein) shall be subject to the prior fulfillment of the condition precedent in Clause 4.2 herein.

4.4 The obligations of the respective Purchasers to consummate the transactions contemplated by the respective Transaction Agreements shall be subject to the conditions precedent specified in each such Transaction Agreement.


5.       GENERAL COVENANTS

5.1      Further Assurances
         Each Party shall, and shall procure that its respective affiliates shall, at the other Party's request, from time to time execute and deliver such further instruments of conveyance, assignment and transfer in addition to those specified in this Umbrella Agreement and/or in any of the Transaction Agreements, which are necessary to consummate and make effective the transactions contemplated by this Umbrella Agreement and by the Transaction Agreements, and each Party shall take, or cause or procure to be taken by it or by its affiliates, such other actions as either Party may reasonably request for more effective conveyance, assignment and transfer of the Businesses to the Purchasers.

5.2      Reasonable Efforts.
         Each of the Parties shall (and shall use reasonable commercial efforts to procure that their affiliates shall) co-operate and use their respective reasonable efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Umbrella Agreement and by the Transaction Agreements.

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5.3      Books and Records.
         To the extent not included in the Assets, the Principal Seller shall (and shall use reasonable commercial efforts to procure that their affiliates shall) maintain the books and records relating to the Businesses not delivered to the Purchasers at the First Completion or the Second Completion for the period during which a legal duty to do so exists according to statutory law and whenever reasonably required by the Principal Purchaser shall allow the Principal Purchaser and/or its affiliates and their respective auditors and counsel access to such books and records during normal business hours provided that the Principal Purchaser shall give the relevant Seller reasonable notice. Copies shall be provided at the Principal Purchaser's expense.

5.4





6.       MUTUAL REPRESENTATIONS AND WARRANTIES

         Each of the Principal Purchaser, the Danish Seller and the Polish Seller (who adheres to this Umbrella Agreement for the purpose of this Clause 6) makes the following representations and warranties:

6.1      Corporate Existence/Authority
         The Danish Seller is a corporation duly organized and validly existing under the laws of Denmark, and has the corporate power and authority to enter into this Umbrella Agreement and each of the Transaction Agreements to which it is a party and to consummate - or procure the consummation of - the transactions contemplated hereby or thereby.

         The Polish Seller is a corporation duly organized and validly existing under the laws of Poland, and has the corporate power and authority to enter into this Umbrella Agreement and each of the Transaction Agreements to which it is a Party and to consummate - or procure the consummation of - the transactions contemplated hereby or thereby.

         The Principal Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, U.S.A., and has the corporate power and authority to enter into this Umbrella Agreement and each of the Transaction Agreements to which it is a Party and to consummate the transactions contemplated hereby or thereby or to procure that such transactions are consummated.

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6.2      Authorisation.
         The execution and delivery by the Danish Seller and the Polish Seller of this Umbrella Agreement and each of the Transaction Agreements to which it is a party and the performance by the Danish Seller hereunder and thereunder has been duly authorised by the Danish Seller, and this Umbrella Agreement and each of the Transaction Agreements to which it is a party is valid and binding on the Danish Seller and the Polish Seller and enforceable against the Danish Seller and the Polish Seller in accordance with their respective terms except when such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors' rights generally. The Danish Seller and the Polish Seller are not insolvent nor are any of the Danish Seller's and the Polish Seller's assets subject to attachment or seizure (in Danish: udlae eller arrest).

         The execution and delivery by the Principal Purchaser of this Umbrella Agreement and each of the Transaction Agreements to which it is a party and the performance by the Principal Purchaser hereunder and thereunder has been duly authorized by the Principal Purchaser, and this Umbrella Agreement and each of the Transaction Agreements to which it is a party is valid and binding on the Principal Purchaser and enforceable against the Principal Purchaser in accordance with their respective terms except when such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors' rights generally.

6.3      No Conflict.
         Neither the execution and delivery of this Umbrella Agreement and each of the Transaction Agreements to which it is a party, nor the performance by the Danish Seller and the Polish Seller hereunder or thereunder does or will (i) violate, conflict with or constitute a default under any provision of the Danish Seller's or the Polish Seller's, respectively constitutional documents or applicable law, (ii) conflict with or result in a breach of any agreement to which the Danish Seller or the Polish Seller, respectively is a party or by which its properties are bound other than such covenants and agreements with respect to which failure to perform would not have a material adverse effect on the transactions contemplated by this Umbrella Agreement and/or by any Transaction Agreement, (iii) violate any judgement, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, the Danish Seller or the Polish Seller, respectively or its properties or (iv) constitute a violation by the Danish Seller or the Polish Seller, respectively of any law or regulation applicable to the Danish Seller or the Polish Seller, respectively or its properties.

         Neither the execution and delivery of this Umbrella Agreement and/or by any Transaction Agreement, nor the performance by the Principal Purchaser hereunder or thereunder does or will (i) violate, conflict with or constitute a default under any provision of the Principal Purchaser's constitutional documents or applicable law, (ii) conflict with or result in a

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         breach of any agreement to which the Principal Purchaser is a party or by which its properties are bound other than such covenants and agreements with respect- to which failure to perform would not have a material adverse effect on the transactions contemplated by this Umbrella Agreement and/or by any Transaction Agreement,, (iii) violate any judgement, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, the Principal Purchaser or its properties or (iv) constitute a violation by any the Principal Purchaser of any law or regulation applicable to the Principal Purchaser or its properties.

6.4      No Consents.
         The execution, delivery and performance by the Danish Seller and the Polish Seller respectively of and the consummation of the transactions contemplated by this Umbrella Agreement and/or by any Transaction Agreement do not require approval from any shareholder, any holder of any indebtedness or obligation of any the Danish Seller and the Polish Seller respectively, or any other person, or any notice to or filing or recording with, or any consent or approval of, any governmental body except as specified in the conditions precedent of this Umbrella Agreement and/or by any Transaction Agreement, which consents shall have been obtained and shall be in full force and effect as of the First Completion Date. The Danish Seller and the Polish Seller respectively has received written advice from its legal counsel which support the aforesaid representation with regard to company law matters.

         The execution, delivery and performance by the Principal Purchaser of and the consummation of the transactions contemplated by this Umbrella Agreement and/or by any Transaction Agreement do not require approval from any shareholder, any holder of any indebtedness or obligation of any the Principal Purchaser, or any other person, or any notice to or filing or recording with, or any consent or approval of, any governmental body except as specified in the conditions precedent of this Umbrella Agreement and/or by any Transaction Agreement, which consents shall have been obtained and shall be in full force and effect as of the First Completion Date.

6.5      Legal proceedings.
         There are no actions, suits or proceedings pending, or to the Danish Seller's and the Polish Seller's respectively knowledge threatened against the Danish Seller and the Polish Seller respectively or its properties before any court, arbitrator, administrative or governmental body that, if adversely determined, would hinder or prevent the Danish Seller's and the Polish Seller's respectively ability to carry out the transactions contemplated by this Umbrella Agreement and/or by any Transaction Agreement, or affect the right, title or interest of any of the Purchasers in the Businesses or any part thereof and, as far as the Danish Seller and the Polish Seller respectively is aware, there is no basis for any such suits or proceedings.

         There are no actions, suits or proceedings pending, or to the Principal Purchaser's knowledge threatened against the Principal Purchaser or its properties before any court, arbitrator, administrative or governmental body that, if adversely determined, would

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         hinder or prevent the Principal Purchaser's ability to carry out the transactions contemplated by this Umbrella Agreement or by any Transaction Agreement, or affect the right, title or interest of any of the Purchasers in the Businesses or any part thereof and, as far as the Principal Purchaser is aware, there is no basis for any such suits or proceedings.

6.6





         the Sellers nor any affiliate of a Seller has during the period of 12 months immediately preceding the First Completion or the Second Completion respectively transferred, assigned or licensed any part of the fixed and loose assets (with regard to fixed and loose assets, to any material extent), the employees, the leases or the intellectual property rights pertaining to the Businesses, to any affiliate of a Seller or to any third party other than (i) in the ordinary course of business and (ii) the grant of a non-exclusive license to Madge Networks N.V. as reflected in the Transaction Agreements.

6.7 Each of the representations and warranties made by the Sellers in this Umbrella Agreement and/or in any of the Transaction Agreements (including without limitation the schedules and exhibits thereto) shall be incorporated by reference in this Umbrella Agreement. Any breach by any Seller of any of the representations and warranties made by any Seller in any of the Transaction Agreements (including any schedule or exhibit thereto) shall be deemed to constitute a breach of the representations and warranties made by the Danish Seller in this Umbrella Agreement.


7.       INDEMNIFICATION

7.1 The Danish Seller and the Polish Seller (who shall adhere to this Umbrella Agreement) shall indemnify and hold harmless each of the Purchasers from and against any and all loss, damage, cost or expense (including legal fees and expenses), judgements and fines (collectively, "Damages") (i) caused by any misrepresentation, breach of warranty or failure to fulfil any covenant, undertaking or agreement of any of the Sellers contained herein or in any of the Transaction Agreements or in any schedule or exhibit hereto or thereto or in any agreement or document delivered or to be delivered pursuant to this Umbrella Agreement or any of the Transaction Agreements, or (it) arising from any action or inaction of the Danish Seller and/or the Polish Seller after the First Completion or the Second Completion respectively, other than in accordance with the terms of this Umbrella

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         Agreement and/or any Transaction Agreement or any schedule or exhibit hereto or thereto or any agreement or document delivered or to be delivered pursuant to this Umbrella Agreement or any of the Transaction Agreements.

         The Danish Seller acknowledges that the Purchasers have relied on the representations and warranties given by the Sellers in this Umbrella Agreement and the Transaction Agreements and in any schedule or exhibit hereto or thereto.

         The Parties agree that the Sellers' representations and warranties, agreements, indemnities and covenants in this Umbrella Agreement and any Transaction Agreement or any schedule or exhibit hereto or thereto shall not operate to relieve any of the Sellers from any liability which would otherwise apply under general principles of Danish law.

7.2





7.3 In the event that any third party forwards a claim against any Purchaser relating to any event or circumstance prior to the relevant Completion and/or any act or omission of a Seller (a "THIRD PARTY CLAIM"), such Purchaser must give prompt notice to the relevant Seller of the Third Party Claim. The relevant Seller may, at its sole cost and expense, upon notice to the relevant Purchaser within thirty (30) days after the relevant Seller receives notice of the Third Party Claim, assume the defense of the Third Parry Claim, with counsel of its choice. The relevant Seller shall not consent to a settlement of, or the entry of any judgement arising from any Third Party Claim, unless;
         (i) the settlement or judgement is solely for money damages and the relevant Seller shall have provided unconditional and irrevocable security for the fulfillment of such settlement or judgement, including any costs awarded to the relevant third party or; (ii) the relevant Purchaser consents thereto, which consent shall not be unreasonably withheld. The relevant Seller shall provide the relevant Purchaser with thirty (30) days prior notice before it consents to a settlement of, or the entry of a judgement arising from, any Third Party Claim. The Purchasers shall be entitled to participate in the defense of (but not control) any Third Party Claim, the defense of which is assumed by the relevant Seller, with its own counsel and at its own expense. The relevant Seller and the relevant Purchaser shall co-operate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis. If the relevant Seller does not assume the defense of any such claim or proceeding resulting therefrom in accordance with the terms hereof, the relevant Purchaser may defend such claim or proceeding in a reasonable manner, including settling such claim or


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         proceeding on such terms as the relevant Purchaser may deem appropriate after giving thirty (30) days' notice of the same to the relevant
         Seller.

7.4 The Principal Purchaser shall procure that on service of any notice to the Danish Seller of any claim for breach of this Umbrella Agreement or any Transaction Agreement or any of the schedules or exhibits hereto or thereto, the relevant Purchaser shall:

         7.4.1 take any action the Sellers may reasonably request to avoid or dispute or resist or appeal or compromise or defend a claim in relation to a third party subject to the relevant Purchaser being indemnified by the Danish Seller against all losses, costs, damages and expenses incurred by that action;

         7.4.2 allow the Sellers and their agents access at all reasonable times to and to inspect and take copies of all necessary books and records of the relevant Purchaser-,

         7.4.3 require the personnel of the relevant Purchaser to provide statements and proof of evidence and, as commercially reasonable, to attend any trial or hearing to give evidence or otherwise and to provide similar assistance to enable the Sellers to avoid or dispute or resist or appeal or compromise or defend any claim;

         7.4.4 take or procure that any relevant subsidiary shall take all reasonable steps necessary to mitigate any loss in relation to any action or claim.

7.5 The provisions in Clause 7.3 shall apply mutatis mutandis in the event that any third party forwards a claim against any Seller relating to any event or circumstance prior to Completion of any transaction contemplated by this Umbrella Agreement or any Transaction Agreement or any schedule or exhibit hereto or thereto; and/or any act or omission of a Purchaser.

7.6 To the extent that a Seller discharges any claim by a Purchaser for indemnification pursuant to this Umbrella Agreement or any of the Transaction Agreements or any schedule or exhibit hereto or thereto, the relevant Seller shall be subrogated to all rights of such Purchaser against third parties.

7.7      Exclusion of Remedies.
         The Parties agree that following completion of any transaction contemplated by this Umbrella Agreement or any Transaction Agreement or any schedule or exhibit hereto or thereto, no Party to this Umbrella Agreement shall be entitled to rescind (in Danish: "haeve aftalen") this Umbrella Agreement or the respective Transaction Agreement or any schedule or exhibit hereto or thereto in respect of any such transaction except as stipulated in Clause 9.

         For the avoidance of doubt, any other remedies available to the Purchasers under the law or in equity, including without limitation the right to claim specific performance and/or injunctive relief, shall not be excluded.

7.8      Specific Performance
         Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event that any of the provisions of this Umbrella Agreement and/or in any of the Transaction Agreements are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Umbrella Agreement and to enforce specifically this Umbrella Agreement and the terms and provisions hereof in any action instituted in any court in addition to any other remedy to which it may be entitled, at law or in equity.

7.9      Claims against the Escrow Accounts.
         In the event that any Purchaser has a claim for indemnification hereunder or under any Transaction Agreement or any schedule or exhibit hereto or thereto, such Purchaser shall be entitled to notify the claim to the Danish Escrow Bank in accordance with the terms and conditions of the Escrow Agreements. For the avoidance of doubt, all of the Escrow Accounts established pursuant to the terms of any Transaction Agreement or any schedule or exhibit thereto shall, subject to Clause 8 of this Umbrella Agreement, serve as collateral for any claim by any Purchaser hereunder or under any Transaction Agreement or any schedule or exhibit hereto or thereto.

7.10     Right of Set 0ff
         Subject to Clause 8 of this Umbrella Agreement, each Purchaser shall be entitled to set off the amount of any claim against any Seller against any amount due and owing by any Purchaser to any Seller or its assignee.


8.       LIMITATIONS OF SELLERS' LIABILITY

8.1 The liability of the Sellers under this Umbrella Agreement and the Transaction Agreements and any schedules or exhibits hereto or thereto shall be limited in accordance with the provisions of Clauses 8.2 to
         8.15 of this Umbrella Agreement (inclusive).

8.2 The liability of the Sellers under this Umbrella Agreement and the Transaction Agreements and any schedules or exhibits hereto or thereto shall cease on the first anniversary of the First Completion except as regards any alleged specific breach in respect of which notice in writing (containing reasonable details of the event or circumstances giving rise to the breach and a reasonable estimate of the amount of the liability in question or if such amount is not possible to determine the Purchasers best estimate of such amount).

         Notwithstanding the foregoing, the representations and warranties in Clauses 6.1 to 6.5 herein shall survive indefinitely,

8.3 Where in relation to a claim for damages under this Umbrella Agreement and the Transaction Agreements and the schedule and exhibits hereto and thereto, a notice has been served in accordance with Clause 14 of this Umbrella Agreement then unless proceedings are commenced in respect of that claim by the issue and service of legal process (which are not satisfied or withdrawn or settled) within two (2) months of the date of the notice the Sellers shall cease to be under any liability in respect of that claim.

8.4 The Sellers shall not be liable for breach of this Umbrella Agreement and the Transaction Agreements and the schedules and exhibits hereto and thereto unless:

         (a)


         (b)


8.5



8.6 The Sellers shall not be liable in respect of any claim for whatever reason, if the claim:

         8.6.1 occurs or arises as a result of any change or changes in legislation made after the Completion;

         8.6.2 occurs or arises wholly or parity out of or as a result of or in connection with:

                  8.6.2.1 any change in the nature of the Businesses or in the manner of conducting the Businesses after the Completion;

                  8.6.2.2 any asset acquired by the Purchasers or any of its affiliates after the date of Completion; or

                  8.6.2.3 any matter or thing that has been or is made good or otherwise compensated for at no expense to the Purchasers.

8.7 Any payment made in respect of any claim by the Sellers shall be deemed (as between the Sellers and the Purchasers) to be a reduction in the Danish Purchase Price and the Polish Purchase Price, as applicable, payable by the Sellers to the Purchasers under this Umbrella Agreement and the Transaction Agreements.

8.8 The Parties each agree that they have not entered into this Umbrella Agreement and Transaction Agreements in reliance upon any representation or promise other than those incorporated herein or therein and acknowledge that they have not relied upon, and will make no claim hereafter in respect of any such representation or promise made by or on behalf of the Sellers.

8.9 The Sellers shall not be liable in respect of any breach of any of the representation and warranty if and to the extent that the loss occasioned thereby has been recovered under the same or any other representation and warranty,

8.10 Subject to clause 12, the representation and warranty and any indemnities or undertakings given or made by the Sellers in this Umbrella Agreement and the Transaction Agreements and the schedules or the exhibits hereto and thereto shall be actionable only by the Purchasers or any of them and no other party, shall be entitled to make any claim or to take any action whatsoever against the Sellers under or arising out of or in connection therewith.

8.11 The Purchasers shall not be entitled to claim that any fact, matter, or circumstance constitutes a breach of this Umbrella Agreement or the Transaction Agreements or the schedules or the exhibits hereto or thereto or gives rise to a claim hereunder or thereunder if or to the extent that such fact, matter, or circumstance has been reasonably disclosed in the Disclosure Volume.

8.12 If any of the Sellers pays to any of the Purchasers an amount in respect of any claim under this Umbrella Agreement or the Transaction Agreements or the schedules or the exhibits hereto or thereto and any of the Purchasers subsequently recovers from a third party (including any insurer or tax authority) a sum which is referable to that claim (including any tax saving), such Purchaser shall forthwith repay to such Seller so much of the amount paid by such Seller does not exceed the sum recovered from the third party less all reasonable costs, charges, and expenses incurred by such Purchaser in obtaining that payment and in recovering that sum from the third party.

8.13 To the extent that any representation and warranty is made in respect of a corresponding liability, the Sellers shall not be liable to make any payment in respect of any breach of any of the representations and warranties unless and until one of the Purchasers has become finally liable to make payment in respect of any corresponding liability.

8.14     Exclusion of limitations.
         None of the limitations set out in Clause 8 or anywhere else in this Umbrella Agreement and the Transaction Agreements and any schedules or exhibits hereto or thereto shall apply in any circumstances where the breach of a representation, warranty or covenant made by a Seller arises out of or as a result of fraud or willful or grossly negligent (in Danish: "forsaet eller grov uagtsomhed") misrepresentation, concealment, mis-statement or other similar willful or grossly negligent conduct of such Seller or any of its respective directors, officers or employees.

8.15 The Sellers shall not be liable for loss of profits, revenues and savings.

9.       TERMINATION OF THE UMBRELLA AGREEMENT

9.1 The Principal Purchaser may terminate this Umbrella Agreement and any of the Transaction Agreements by giving written notice to the Danish Seller at any time prior to the completion of all of the Transaction Agreements (provided that if termination occurs after the completion of some - but not all - of the transactions contemplated by the Transaction Agreements, such termination shall take effect only in respect of such transactions which remain uncompleted at the time of such termination) in the following events:

         A. in the event that any Seller has breached in any material respect any material representation, warranty, or covenant contained in this Umbrella Agreement or in any of the Transaction Agreements or in any schedule or exhibit hereto or thereto and the Principal Purchaser has notified the Danish Seller of such breach, and the breach has continued without cure for a period of 14 days after the notice of breach. The Parties agree: that for the purpose of this Clause 9.1 a "breach in any material respect" shall be construed in the context of the transactions contemplated by the Umbrella Agreement and the Transaction Agreements as a whole, provided that for the purposes solely for determining the Purchaser's right to terminate under this Clause any breach by any Seller of its representations and warranties in respect of Clauses
                  6.1 (corporate existence/authority), 6.2 (authorization), 6.3 (no conflict), 6.4 (no consents) or 6.5 (legal proceedings) (or similar representations made in respect of any of the Transaction Agreements shall be considered "a breach in any material respect"; or

         B. if on or before 31 December 1999, any transaction contemplated by this Umbrella Agreement or any Transaction Agreement has not been completed provided, that such non-completion is attributable to events and/or circumstances for which any of the Sellers bears the risk.

9.2 If any Party terminates this Umbrella Agreement pursuant to this clause 9, all rights and obligations of the Parties under this Umbrella Agreement and under any Transaction Agreement which has not been completed shall terminate without any liability of any party thereto or hereto (except for any liability of any party hereto or thereto then in breach of this Umbrella Agreement or any uncompleted transaction under any Transaction Agreement).

         For the avoidance of doubt, the termination of this Umbrella Agreement and any uncompleted Transaction Agreement shall be without prejudice to the rights and obligations of any Seller and any Purchaser under any Transaction Agreement which has been completed and under this Umbrella Agreement in respect of any such completed Transaction Agreements.

10.      CONFIDENTIALITY PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

10.1 The terms and conditions of this Umbrella Agreement and all of the Transaction Agreements, including their existence, shall be considered confidential information and shall not be disclosed by any party hereto or thereto to any third party except in accordance with the provisions set forth below.

10.2 No party shall issue any press release or make any public announcement relating to the subject matter of this Umbrella Agreement or any of the Transaction Agreements without the prior written approval of the other Parties. No other announcements regarding this Umbrella Agreement or any of the Transaction Agreements in any press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to any third party may be made without such prior written consent.

10.3 Notwithstanding the foregoing, any Party may disclose any element of this Umbrella Agreement or any of the Transaction Agreements to its current employees on a 'necessity to know' basis, investment bankers, lenders, accountants and legal advisors, in each case only where such persons or entities are under appropriate nondisclosure obligations.

10.4 In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations (which shall include the applicable rules governing securities listed on Kobenhavns Fondsbors and Nasdaq)) to disclose the existence or contents of this Umbrella Agreement or any of the Transaction Agreements in contravention of the provisions of this clause, such Party (the "Disclosing Party") shall provide the other Parties (the "Non-Disclosing Parties") with prompt written notice of that fact so that the appropriate party may seek (with the co-operation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

10.5 The provisions of this Clause 10 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby. Additional disclosures and exchange of confidential information between the Danish Seller and the Principal Purchaser shall be governed by the terms of the corporate non-disclosure agreement number 102755, dated 6th August 1999, executed by the Danish Seller and the Principal Purchaser, and any confidential information transmittal records provided in connection therewith.

10.6 All notices required under this clause shall be made pursuant to Clause 14 of this Umbrella Agreement. The foregoing duty to provide notice shall not prevent or restrict a party from disclosing facts, if legal requirements do not permit a party to give such notice before disclosing.

11.      ENTIRE AGREEMENT

         This Umbrella Agreement and the Transaction Agreements (including the documents referred to and the Schedules attached hereto and thereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.


12.      SUCCESSION AND ASSIGNMENT

         This Umbrella Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Umbrella Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that each Purchaser may (i) assign any or all of its rights and interests hereunder or under any of the Transaction Agreements to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder or under any of the Transaction Agreements (in any or all of which cases such Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).


13.      COUNTERPARTS

         This Umbrella Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

14.      NOTICES

         All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if delivered solely in accordance with the following alternative methods of delivery, and shall be deemed to be given: (a) following receipt on the next business day in the place of receipt after delivery, if delivered by hand; (b) two (2) business days after delivery, if delivered by Federal Express or similar internationally recognized overnight courier, freight prepaid; or (c) two (2) business days after delivery, if delivered by confirmed facsimile transmission. Any such notice, request, demand, claim or other communication shall be addressed:

         if to the Principal Purchaser, at:

         Intel Corporation
         2200 Mission College Boulevard
         Santa Clara CA 95052
         USA
         Attn.:  M&A Portfolio Manager
         (MIS RN6-46)
         Fax: + 1 (408) 765 6038

         with a copy to:

         Intel Corporation
         2200 Mission College Boulevard
         Santa Clara CA 95052
         USA
         Attn.: General Counsel
         (M/S SC4-203)
         Fax: + 1 (408) 765 7056

         if to the Danish Seller at:

         Olicom A/S
         Nybrovej 114
         2800 Lyngby
         Denmark
         Attn.:  Legal Affairs
         Fax: +45 45 27 01 01

         or at such other address as a party may designate by ten (10) days' advance written notice to the other parties pursuant to the provisions above.


15.      AMENDMENTS AND WAIVERS

         No amendment of any provision of this Umbrella Agreement and/or any of the Transaction Agreements and/or any schedule or exhibit hereto or thereto shall be valid unless the same shall be in writing and signed by each Party to the relevant Agreement. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

16.      SEVERABILITY

         Any term or provision of this Umbrella Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.


17.      EXPENSES

         Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Umbrella Agreement and the transactions contemplated hereby.

         The Sellers shall carry all costs and expenses in relation to stamp duty, value added tax or other levies arising out of or as a result of this Umbrella Agreement, the Transaction Agreements, any schedule and exhibit hereto or thereto and the transactions contemplated hereby and thereby.


18.      PROPER LAW AND JURISDICTION

         Save for the enforcement of any Intellectual Property outside of Denmark and subject to specific election of a different system of law and/or dispute resolution venue in any of the Transaction Agreements the construction and validity and performance of' this Umbrella Agreement and any of the schedules and exhibits hereto shall be governed by the laws of Denmark: and each Party submits to the exclusive jurisdiction of the Danish courts for the purposes of determining any dispute arising out of this Umbrella Agreement.

                                   SCHEDULE A
                                   DEFINITIONS

                                   SCHEDULE B
                            DANISH BUSINESS AGREEMENT

                                   SCHEDULE C
                           DANISH FE PATENTS AGREEMENT

                                   SCHEDULE D
                        DANISH REMAINING FE IP AGREEMENT

                                   SCHEDULE E
                            DANISH BASE IP AGREEMENT

                                   SCHEDULE F
                            POLISH BUSINESS AGREEMENT

                                   SCHEDULE G
                           POLISH FE PATENTS AGREEMENT

                                   SCHEDULE H
                        POLISH REMAINING FE IP AGREEMENT

                                   SCHEDULE I
                            POLISH BASE IP AGREEMENT

                                   SCHEDULE J
                       FE IP GRANT BACK LICENCE AGREEMENT

                                   SCHEDULE K
                           WARRANTY SUPPORT AGREEMENT

THIS UMBRELLA AGREEMENT IS SIGNED BY:

FOR THE PRINCIPAL PURCHASER

INTEL CORPORATION


By:      /s/ C. L. Turner

Name:    C. L. Turner

Title:   Attorney-In-Fact

THIS UMBRELLA AGREEMENT IS SIGNED BY:

FOR THE DANISH SELLER

OLICOM A/S


By:      /s/ N. C. Furu

Name:    N. C. Furu

Title:   CEO






In adherence by Polish Seller

OLICOM POLAND Sp. z.o.o.


By:      /s/ Lars Larsen

Name:    Lars Larsen

Title:   Vice President